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Genta Announces Initial Clinical Trial Results for G4544, a Novel Potent

Drug for Bone Disease

BERKELEY HEIGHTS, NJ – June 2, 2008 – Genta Incorporated (OTCBB: GNTA) announced the release of final results from the Company’s Phase 1 clinical trial of G4544, a proprietary small molecule that is intended as a treatment for diseases associated with accelerated bone loss. Results showed that the drug was very well-tolerated, and that blood levels were achieved in a range that is known to be clinically bioactive. The data were featured in a poster session at the annual meeting of the American Society of Clinical Oncology (ASCO) in Chicago on Saturday May 31, 2008.

G4544 is a new tablet formulation using delivery technology developed by Emisphere Technologies, Inc. that enables oral absorption of the active ingredient contained in Ganite® (gallium nitrate injection). Ganite® is marketed by Genta and is approved in the U.S. for treatment of cancer-related hypercalcemia that is resistant to hydration. Low doses of the active ingredient in Ganite administered by intravenous (IV) or subcutaneous injections have shown clinical activity in a range of skeletal diseases, including hypercalcemia, bone metastasis (myeloma and breast cancer), Paget’s disease, and osteoporosis.

The Phase 1 clinical study tested escalating single doses of G4544 in 30 normal volunteers. The endpoints of the study were to determine safety and to assess pharmacokinetics and oral bioavailability. The drug was tested over a range of doses from 30 to 150 mg. No adverse effects attributable to G4544 were observed. The mean peak plasma concentration at the highest dose was approximately 0.4 ug/ml with a mean area under the plasma x concentration curve of approximately 20 ug/ml*hr.

“G4544 offers both ease of administration and patient convenience that could considerably expand the usefulness of this highly active compound,” said Dr. Raymond P. Warrell, Jr., Chairman and Chief Executive Officer of Genta. “We concluded our initial conference with FDA’s Endocrinology and Metabolism Division to clarify next steps. Completion of abbreviated toxicology work should enable multi-dose studies to proceed that are needed to secure regulatory approval. The published clinical activity using low doses should be highly informative in guiding further clinical development.”

About G4544

Experimental work by Genta personnel and others first established that low doses of the active ingredient in Ganite® directly inhibited calcium release from bone, principally by decreasing bone resorption and possibly by also stimulating bone formation.

Many diseases are associated with accelerated bone loss, including osteoporosis, bone metastases in cancer, Paget’s disease, and hypercalcemia – a disease in which the rate of bone loss may become acutely life-threatening. In patients with cancer-related hypercalcemia who were resistant to hydration, randomized double-blind trials have been conducted with Ganite compared with calcitonin and with two bisphosphonates (etidronate [Didronel®; Proctor and Gamble] and pamidronate [Aredia®; Novartis, Inc.]).

G4544 was developed to enable extended administration of the active ingredient in Ganite, which may greatly improve patient convenience and avoid the current need for extended IV infusion or hospitalization. The initial focus of clinical studies with G4544 will be to evaluate bioequivalence with the IV product, potentially enabling rapid regulatory approval. Genta holds or has exclusively licensed the intellectual property related to G4544.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. Two major programs anchor the Company’s research platform: DNA/RNA-based Medicines and Small Molecules. Genasense® (oblimersen sodium) Injection is the Company’s lead compound from its DNA/RNA Medicines program. Genta is currently recruiting patients to the AGENDA Trial, a global Phase 3 trial of Genasense in patients with advanced melanoma. The leading drug in Genta’s Small Molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration. The Company has developed G4544, an oral formulation of the active ingredient in Ganite, that has recently entered clinical trials as a potential treatment for diseases associated with accelerated bone loss. The Company is also developing tesetaxel, a novel, orally absorbed, semi-synthetic taxane that is in the same class of drug as paclitaxel and docetaxel. Ganite and Genasense are available on a “named-patient” basis in countries outside the United States. For more information about Genta, please visit our website at: www.genta.com.

SAFE HARBOR

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Forward-looking statements include, without limitation, statements about:

•	the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);
•	the safety and efficacy of the Company’s products or product candidates;
•	the Company’s assessment of its clinical trials;
•	the commencement and completion of clinical trials;
•	the Company’s ability to develop, manufacture, license and sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;
•

the adequacy of the Company’s capital resources and cash flow projections, the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations, or the Company’s risk of bankruptcy if it is unsuccessful in obtaining such financing;

•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company and its officers and directors and any proposed settlement of such litigation; and
•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The Company does not undertake to update any forward-looking statements. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report on Form 10-K for 2007 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:

Genta Investor Relations

info@genta.com